PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(2)
(To Prospectus dated April 8, 2026)	Registration Statement No. 333-293641

GLOBAL MEDIUM-TERM NOTES, SERIES J AND K

We, Morgan Stanley, may offer from time to time global medium-term notes.  The specific terms of any notes that we offer will be included in a pricing supplement.  The notes will have the following general terms:

•	The notes will mature more than nine months from the date of issue.

•	The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero. Floating rates will be based on rates specified in the applicable pricing supplement.

•	The notes will pay interest, if any, on the dates stated in the applicable pricing supplement.

•	The notes will be senior.

•	The applicable pricing supplement will specify whether the notes will be denominated in U.S. dollars or some other currency.

•	The notes will be issued in fully registered form and will be represented by either definitive notes or by a single global note.

The pricing supplement may also specify that the notes will have additional terms, including that the notes may be either callable by us or puttable by you.

Investing in the notes involves risks.  See “Risk Factors” beginning on page 7 of the accompanying prospectus.

The United States Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. International plc, which is our affiliate, has agreed to use reasonable efforts to solicit offers to purchase these securities as our agent.  The agent may also purchase these securities as principal at prices to be agreed upon at the time of sale.  The agent may resell any securities it purchases as principal at prevailing market prices, or at other prices, as the agent determines.

The agent may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

April 8, 2026

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

Summary

The following summary describes the notes we are offering under this program in general terms only.  You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.

We, Morgan Stanley, may offer from time to time the medium-term notes described in this prospectus supplement.  We will sell the notes primarily outside the United States, but we may also sell them in the United States or both in and outside the United States simultaneously.  We refer to the notes offered under this prospectus supplement as our “Series J and Series K medium-term notes.”  We refer to the offering of the Series J and Series K medium-term notes as our “Series J and Series K program.”

General terms of the notes

•     The notes will mature more than nine months from the date of issuance and will pay interest, if any, on the dates specified in the applicable pricing supplement.

•     The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero.

•     The notes will be issued in U.S. dollars unless we specify otherwise in the applicable pricing supplement.

•     The notes will be senior.

•     The notes may be either callable by us or puttable by you.

•      Early redemption of the notes will be permitted or required in some instances if there are specified changes in United States taxation.

•     We may issue amortizing notes that pay a level amount in respect of both interest and principal amortized over the life of the note.

•     The notes may be issued either alone or as a part of a unit with any combination of other securities.

•     The notes will be issued in fully registered form and will be represented by either definitive notes or by a single global note.

•      If represented by a single global registered note, the notes either will be issued under the New Safekeeping Structure (“NSS”), in which case the notes may be Eurosystem eligible, or will be issued under the Classic Safekeeping Structure (“CSS”), in which case the notes will not be Eurosystem eligible.

•     We may from time to time, without your consent, create and issue additional notes with the same terms as notes previously issued so that they may be combined with the earlier issuance.

Forms of securities

The securities that we offer under our Series J and Series K program will be issued in fully registered form and will be represented either by a global security or by certificates issued in definitive form, as set forth in the applicable pricing supplement.

Notes issued in global registered form may be issued either under the NSS or CSS.  Notes issued under the NSS will be registered in the name of a nominee of a common safekeeper (“CSK”) for Euroclear Bank SA/NV and Clearstream Banking S.A.  Notes issued under the CSS will be registered in the name of a nominee of a common depositary.  The European Central Bank has announced that notes issued under the NSS will be in compliance with the “Standards for the use of EU securities settlement systems in ESCB credit operations” of the Eurosystem, provided that certain other criteria are fulfilled.  If such other eligibility criteria are fulfilled, notes issued under the NSS will be Eurosystem eligible.  Notes issued under the CSS will not be Eurosystem eligible.

Description of Notes

Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the accompanying prospectus.  This section supplements that description.  The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in “Description of Debt Securities” in the accompanying prospectus.  The term “Senior Debt Indenture” used in this section is defined in the section “Description of Debt Securities—Indentures” in the accompanying prospectus.  If a note is offered as part of a unit, investors should also review the information in “Description of Units” in the accompanying prospectus.

General Terms of Notes

We will issue notes under the Senior Debt Indenture.  The Series J and Series K medium-term notes issued under that indenture, together with our Series I global medium-term notes, referred to below under “Plan of Distribution (Conflicts of Interest),” will constitute a single series under that indenture, together with any medium-term notes we issue in the future under that indenture that we designate as being part of that series.  We may create and issue additional notes with the same terms as previous issuances of Series J or Series K medium-term notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

Ranking. Notes issued under the Senior Debt Indenture will be our unsecured indebtedness and will:

•	rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness;

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•	be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all existing or future liabilities of our subsidiaries.

As of December 31, 2025, we had approximately $329.5 billion of senior long-term borrowings.  The Senior Debt Indenture does not limit the amount of additional indebtedness that we may incur.

Notes issued under the Senior Debt Indenture constitute “loss-absorbing capacity” within the meaning of the final rules issued by the Board of Governors of the Federal Reserve System. We are a parent holding company and have no operations and depend on dividends, distributions and other payments from our subsidiaries to fund our debt obligations (including the notes).  Under a support agreement that we have entered with our material subsidiaries, upon the occurrence of a resolution scenario, including a single-point-of-entry resolution strategy as contemplated in our resolution plan, we would be obligated to contribute or loan on a subordinated basis all of our material assets, other than shares in our subsidiaries and certain intercompany payables, to provide capital and liquidity, as applicable, to our material subsidiaries. That obligation will be secured, in accordance with an amended and restated secured support agreement, on a senior basis by our assets (other than shares in our subsidiaries).  As a result, claims of our material subsidiaries against our assets (other than shares in our subsidiaries) will be effectively senior to our unsecured obligations, including the notes which would be at risk of absorbing our and our subsidiaries’ losses.

Terms Specified in Pricing Supplements.  A pricing supplement will specify the following terms of any issuance of our Series J and Series K medium-term notes to the extent applicable:

•	the specific designation of the notes;

•	the issue price (price to public);

•	the aggregate principal amount;

•	the denominations or minimum denominations;

•	the original issue date;

•	the stated maturity date and any terms related to any extension of the maturity date;

•	whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

•	for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

•	for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

•	if the note is an amortizing note, the amortization schedule;

•	whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

•	the terms on which early redemption of the notes will be permitted or required in some instances if there are specified changes in United States taxation;

•	whether payments on the notes will be increased to offset the effect of any deduction for U.S. withholding taxes;

•	if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including any exchange controls affecting that specified currency;

•	whether the notes, if issued in global registered form, will be issued under the NSS, and therefore may be Eurosystem eligible, or under the CSS, and therefore will not be Eurosystem eligible;

•	whether the notes will be listed on any stock exchange or other relevant authority; and

•	any other terms on which we will issue the notes.

Some Definitions.  We have defined some of the terms that we use frequently in this prospectus supplement below:

A “business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in The City of New York or in London or (b) for notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (c) for notes denominated in Australian dollars, in Sydney, and (ii) for notes denominated in euro, that is also a TARGET Settlement Day.

An “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

For any definitive registered note, the “record date” for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day; provided, however, that any interest payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.  For any global registered note, the “record date” for any interest payment date is the date one clearing system business day before such interest payment date, where “clearing system business day” means a day on which each clearing system for which such global registered note is being held is open for business; provided, however, that any interest payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.

“T2” means the real-time gross settlement system operated by the Eurosystem, or any successor or replacement system.

“TARGET Settlement Day” means any day on which T2 is open for the settlement of payment in euro.

References in this prospectus supplement to “U.S. dollars” and “U.S.$” and “$” are to the currency of the United States of America, all references to “pounds sterling” and “₤” are to the currency of the United Kingdom, all references to “Japanese Yen” and “¥” are to the currency of Japan and all references to “Australian dollars” and “AUD” are to the currency of the Commonwealth of Australia.

References in this prospectus supplement to “euro” and “€” are to the single currency introduced at the commencement of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended.

Forms of Notes

We will offer the notes on a continuing basis and will issue notes, either alone or as part of a unit, in fully registered form that will be represented either by a global security or by certificates issued in definitive form, in each case without coupons.  Notes issued in global registered form may be issued either under the NSS or CSS.  Notes issued under the NSS will be registered in the name of a nominee of a CSK for Euroclear Bank SA/NV and Clearstream Banking S.A.  Notes issued under the CSS will be registered in the name of a nominee of a common depositary.  Notes issued under the NSS will be Eurosystem eligible if certain other eligibility criteria are fulfilled.  Notes issued under the CSS will not be Eurosystem eligible.

Denominations.  We will issue the notes:

•	for U.S. dollar-denominated notes, in denominations of U.S.$1,000 or any amount greater than U.S.$1,000 that is an integral multiple of U.S.$1,000, unless otherwise specified in the applicable pricing supplement; or

•	for notes denominated in a specified currency other than U.S. dollars, unless otherwise specified in the applicable pricing supplement, in denominations of the equivalent of U.S.$1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under “Description of Debt Securities—Interest and Principal Payments—Unavailability of Foreign Currency” in the accompanying prospectus, on the business day immediately preceding the date of issuance.

New York Law to Govern.  The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Exchange and Transfer

We have initially designated The Bank of New York Mellon, London Branch (as successor to JPMorgan Chase Bank, N.A., London Branch), as a transfer and paying agent for the notes and as our principal paying agent for the notes outside the United States.  We may at any time appoint additional transfer agents for the notes and may appoint additional paying agents for the notes outside the United States.  In the case of Series J notes which are admitted to listing or trading by any listing authority, stock exchange and/or quotation system, and where the rules of such listing authority, stock exchange and/or quotation system so require, we will maintain a transfer agent and a paying agent in the jurisdiction of such listing authority, stock exchange and/or quotation system.

You may present notes for registration of transfer or exchange at the offices of the registrar or at the offices of any transfer agent that we designate.  We have initially designated The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as our registrar and transfer agent for the notes and as our paying agent for notes in the United States.  All references to a registrar will include any successor registrar that we appoint.  We can rescind our initial designation of the registrar or a transfer agent at any time.  However, so long as any notes remain outstanding, we will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where notes may be presented for registration of transfer and exchange.

We will not be required to:

•	register the transfer of or exchange notes to be redeemed for a period of fifteen calendar days preceding the first publication or other transmission, if applicable, of the relevant notice of redemption, or if notes are outstanding and there is no publication, the mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any note selected for redemption or surrendered for optional repayment, in whole or in part, except the unredeemed or unpaid portion of that note being redeemed or repaid in part.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

Interest and Principal Payments

We describe how principal and interest payments are made on the notes under “Description of Debt Securities—Interest and Principal Payments” in the accompanying prospectus.

Unavailability of Foreign Currency.  We describe how we will meet our obligations under the notes if the relevant specified currency is not available to us for making payments of principal of, premium, if any, or interest, if any, on any note and how this might occur under “Description of Debt Securities—Interest and Principal Payments—Unavailability of Foreign Currency” in the accompanying prospectus.

Unclaimed Principal, Premium or Interest.  If money is paid by us and held by the applicable trustee or any paying agent for payment of the principal, premium, if any, or interest, if any, on any notes that remain unclaimed at the end of two years after that principal, premium, if any, or interest, if any, has become due and payable, whether at maturity or upon call for redemption or otherwise:

•	the trustee or the paying agent will notify the holders of the notes that money will be repaid to us and any person claiming that money will thereafter look only to us for payment, and

•	that money will be repaid to us.

Upon repayment, the trustee or the paying agent for that money will not be liable for the money.  However, our obligation to pay the principal of, premium, if any, or interest on, the notes as they become due will not be limited in any way.

Discount Notes. Some notes may be issued with original issue discount, which generally must be included in income for U.S. federal income tax purposes at a constant yield.  We refer to these notes as “discount notes.”  See the discussion under “United States Federal Taxation—Tax Consequences to U.S. Holders—General—Original Issue Discount” below. In the event of a redemption or repayment of any discount note or if any discount note is declared to be due and payable immediately as described under “Description of Debt Securities—Events of Default” in the accompanying prospectus, the amount of principal due and payable on that note will be limited to:

•	the aggregate principal amount of the note multiplied by the sum of

o	its issue price, expressed as a percentage of the aggregate principal amount, plus

o	the original issue discount accrued from the interest accrual date to the date of redemption, repayment or declaration, expressed as a percentage of the aggregate principal amount.

For purposes of determining the amount of original issue discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, original issue discount will be accrued using a constant yield method.  The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), and an assumption that the maturity of a discount note will not be accelerated.  If the period from the date of issue to the first interest payment date for a discount note (the “initial period”) is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued.  If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence.  The accrual of the applicable original issue discount described above may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), certain notes may be issued at a discount, but not be treated as having original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes.  See the applicable pricing supplement for any special considerations applicable to these notes.

Redemption and Repurchase of the Notes

Optional Redemption by Morgan Stanley.  The pricing supplement will indicate either that the notes cannot be redeemed prior to maturity, other than as provided under “Tax Redemption” below, or will indicate the terms of our option to redeem the notes.

Repayment at Option of Holder.  If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have us repay the note on a date specified prior to its maturity date.

Other General Terms of the Notes

We describe generally how principal and interest payments on the notes are made, how exchanges and transfers of the notes are effected, how fixed and floating rates of interest on the notes are calculated and how redemption of the notes may be effected by us or our repurchase of the notes may be required by you under “Description of Debt Securities” in the accompanying prospectus.  The specific terms of any notes that we offer will be included in the applicable pricing supplement.

Tax Redemption

If specified in the applicable pricing supplement, the notes may be redeemed as a whole at our option at any time prior to maturity, if we determine that, as a result of:

•	any change in or amendment to the laws (including a holding, judgment or order of a court of competent jurisdiction), or any regulations or rulings promulgated thereunder, of the United States or of any political subdivision or taxing authority of or in the United States affecting taxation, or

•	any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment occurs, becomes effective or, in the case of a change in official position, is announced on or after the date of the pricing supplement in connection with the issuance of the notes or any other date specified in the applicable pricing supplement, we have or will become obligated to pay additional amounts (as defined below under “—Payment of Additional Amounts”) with respect to the notes as described below under “—Payment of Additional Amounts.”  The redemption price will be equal to 100% of the principal amount of the notes, except as otherwise specified in the applicable pricing supplement or unless the note is a mandatorily exchangeable note, together with accrued interest to the date fixed for redemption.  See “Description of Notes—Exchangeable Notes—Payments upon Acceleration of Maturity or upon Tax Redemption” for information on mandatorily exchangeable notes.

Prior to giving notice of tax redemption pursuant to this paragraph, we will deliver to the applicable trustee:

•	a certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

•	an opinion of independent legal counsel satisfactory to the trustee to the effect that we are entitled to effect the redemption based on the statement of facts set forth in the certificate.

Morgan Stanley will give notice of any tax redemption.  Notice of tax redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption or within the redemption notice period specified in the applicable pricing supplement.  The date and the applicable redemption price will be specified in the notice, which will be given in accordance with “—Notices” below.

However, no notice of tax redemption will be given earlier than 60 days prior to the earliest date on which we would be obligated to pay the additional amounts if a payment on the notes were then due.  We refer to the date on which the certificate is delivered to the trustee as the “redemption determination date.”

Payment of Additional Amounts

If specified in the applicable pricing supplement, we will pay, subject to the exceptions and limitations set forth below, any additional amounts, which we refer to as the “additional amounts,” to the registered holders of any note who is a U.S. Alien (as defined below) as may be necessary in order that every net payment of the principal of and interest on such note and any other amounts payable on such note, after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of that payment by the United States, or any political subdivision or taxing authority of or in the United States, will not be less than the amount provided for in the note to be then due and payable.

We will not, however, make any payment of additional amounts for or on account of:

•	any present or future tax, assessment or other governmental charge that would not have been so imposed but for

o	the existence of any present or former connection between the holder or the beneficial owner of such note, or between a fiduciary, settlor, beneficiary, member or shareholder thereof, if the holder or the beneficial owner is an estate, a trust, a partnership or a corporation for U.S. federal income tax purposes, and the United States, including, without limitation, the holder or the beneficial owner, or the fiduciary, settlor, beneficiary, member or shareholder, being or having been a citizen or resident of the United States or being or having been engaged in the conduct of a trade or business or present in the United States or having, or having had, a permanent establishment in the United States; or

o	the presentation by or on behalf of the holder or beneficial owner of such note for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment of such note is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar tax, assessment or governmental charge;

•	any tax, assessment or other governmental charge imposed by reason of the holder or beneficial owner’s past or present status as a controlled foreign corporation or passive foreign investment company for U.S. federal income tax purposes or as a corporation that accumulates earnings to avoid U.S. federal income tax or as a private foundation or other tax-exempt organization;

•	any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of such note;

•	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, such note, if payment can be made without withholding by at least one other paying agent;

•	any tax, assessment or other governmental charge imposed solely because the holder or the beneficial owner (1) is a bank purchasing such note in the ordinary course of its lending business or (2) is a bank that is neither (A) buying such note for investment purposes nor (B) buying such note for resale to a third party that either is not a bank or holding such note for investment purposes only;

•	any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such note, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority of or in the United States as a precondition to relief or exemption from the tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed or collected pursuant to Sections 1471 through 1474 of the Code, any intergovernmental agreements entered into in connection with the implementation of such sections of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

•	any tax, assessment or other governmental charge imposed pursuant to Section 871(m) of the Code and any applicable Treasury regulations promulgated thereunder or published administrative guidance implementing such section;

•	any tax, assessment or other governmental charge imposed by reason of the holder or beneficial owner’s past or present status as the actual, indirect or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as a direct or indirect subsidiary of ours; or

•	any combination of the above.

Nor will we pay additional amounts with respect to any payment on a note to a U.S. Alien who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of the United States (or any political subdivision of the United States) to be included in the income, for tax purposes, of a beneficiary of, or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had the beneficiary, settlor, member, interest holder or beneficial owner held its interest in the note directly.

As used in this prospectus supplement, the term “U.S. Alien” means any person who is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

Replacement of Notes

At the expense of the holder, we may, in our discretion, replace any notes that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen.  The mutilated notes must be delivered to the applicable trustee, the principal paying agent or the registrar, or satisfactory evidence of the destruction, loss or theft of the notes must be delivered to us, the principal paying agent, the registrar and the applicable trustee.  At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar and the applicable trustee may be required before a replacement note will be issued.

Notices

We will mail notice to each holder of a note by first class mail, postage prepaid.  The notice will be mailed to the respective address of each holder as that address appears upon our books.

Notes Offered as Part of a Unit

Notes may be offered alone or as part of a unit.  If a note is offered as part of a unit, investors should carefully read the general terms and provisions of our units in “Description of Units” in the accompanying prospectus.  The pricing supplement will add specific terms for each issuance of units and may modify or replace any of the information in “Description of Units” in the accompanying prospectus.  If a note is offered as part of a unit, investors should also review the information in “Description of Debt Securities” in the accompanying prospectus and in “Description of Notes” in this prospectus supplement.

United States Federal Taxation

The following is a discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the notes. Except where stated otherwise, this discussion generally assumes that you purchase a note for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the issue of notes is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold it as a capital asset within the meaning of Section 1221 of the Code. Subject to any additional discussion in the applicable product supplement or pricing supplement (the “applicable supplement”), it is expected, and, except where stated otherwise, the discussion below assumes, that the issue price of a note will be equal to the stated issue price indicated in the applicable supplement. Purchasers of notes at another time or price may have consequences that differ from those described below, and therefore such purchasers should consult their tax advisers regarding the U.S. federal income tax consequences to them of the ownership and disposition of the notes.

This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a bank or other financial institution;

•	an insurance company;

•	a real estate investment trust or regulated investment company;

•	a tax-exempt entity, including an individual retirement account or Roth IRA;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the notes;

•	a person holding a note as part of a straddle or “conversion transaction” or one who enters into a “constructive sale” with respect to a note;

•	a person subject to special tax accounting rules under Section 451(b) of the Code;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of the notes to you.

The remainder of this discussion is based on the Code, final, temporary and proposed Treasury regulations, rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local, non-U.S. or other tax laws, estate or gift tax laws, or the potential application of the alternative minimum tax or the Medicare tax on net investment income. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws (including the possibility of alternative treatments of the notes) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Unless otherwise indicated specifically below or in the applicable supplement, this discussion assumes that the notes are denominated in U.S. dollars.

This discussion may be supplemented, modified or superseded by disclosure regarding U.S. federal income tax consequences set out in the applicable supplement, which you should read before making a decision to invest in the relevant notes.

Tax Treatment

This discussion only addresses notes treated as debt instruments for U.S. federal income tax purposes. The U.S. federal tax consequences of an investment in notes that are not treated as debt instruments will be set forth in the applicable supplement.

Certain changes affecting the notes could result in the notes being treated as retired and reissued for U.S. federal income tax purposes, as discussed below under “Possible Taxable Event.” The treatment of the notes after such an event could differ from their prior treatment.

Except where stated otherwise, the following discussions of specific types of notes generally assume that the stated treatment of each type of note is respected and that no deemed retirement and reissuance of the notes has occurred.  You should consult your tax adviser regarding the risk that an alternative U.S. federal income tax treatment could apply to the notes.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

General

The discussion below applies generally to all notes, but is subject to special rules applicable to certain categories of debt instruments described below under “—Notes Treated as Short-term Notes,” “—Notes Treated as Variable Rate Debt Instruments,” “—Notes Treated as Foreign Currency Notes,” “—Notes Treated as Foreign Currency Contingent Payment Debt Instruments” and “—Notes Treated as Contingent Payment Debt Instruments.”

Payments of Interest. “Qualified stated interest” (as described below under “—Original Issue Discount”) on a note generally will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of tax accounting.

Original Issue Discount. A note that has an “issue price” that is less than its “stated redemption price at maturity” will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes (an “OID note”) unless the discount is less than a de minimis amount as described below. Special rules governing the tax treatment of short-term notes, foreign currency CPDIs and CPDIs (each as defined below) are described below under “—Notes Treated as Short-term Notes,” “—Notes Treated as Foreign Currency Contingent Payment Debt

Instruments” and “—Notes Treated as Contingent Payment Debt Instruments,” respectively. The amount of OID will be equal to the excess of the stated redemption price at maturity over the issue price. The “stated redemption price at maturity” of a note generally will equal the sum of all payments required under the note other than payments of “qualified stated interest.” Qualified stated interest (“QSI”) generally includes stated interest unconditionally payable (other than in debt instruments of the issuer) at least annually at a single fixed rate, and also includes stated interest on certain floating-rate notes (as described under “—Notes Treated as Variable Rate Debt Instruments” below). If a note provides for more than one fixed rate of stated interest, interest payable at the lowest stated rate generally is QSI, with any excess included in the stated redemption price at maturity for purposes of determining whether the note is issued with OID.

If the difference between a note’s stated redemption price at maturity and its issue price is less than a de minimis amount as determined under applicable Treasury regulations, the note will not be treated as issued with OID and therefore will not be subject to the rules described below. In this case, all stated interest on the notes will generally be treated as QSI, and you generally will include the discount in income, as capital gain, on a pro rata basis as principal payments are made on the note.

If you hold OID notes, you will be required to include any QSI in income when received or accrued in accordance with your method of tax accounting. In addition, you will be required to include OID in income as it accrues in accordance with a constant-yield method based on the compounding of interest, regardless of your method of tax accounting.

Under this method, you will be required to include in ordinary income the sum of the “daily portions” of OID for all days during the taxable year that you own the OID note. The daily portions of OID are determined by allocating to each day in any accrual period a ratable portion of the OID on the OID note that is allocable to that period. Accrual periods may be any length and may vary in length over the term of an OID note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period.  The amount of OID allocable to each accrual period is determined by (i) multiplying the “adjusted issue price” (as defined below) of the OID note at the beginning of the accrual period by the yield to maturity (as defined below) of the OID note, adjusted to take account of the length of the accrual period, and (ii) subtracting from that product the amount of QSI, if any, allocable to that accrual period. The “adjusted issue price” of an OID note at the beginning of any accrual period will generally be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of payments in all prior accrual periods other than QSI. The “yield to maturity” of an OID note is the discount rate that causes the present value on the issue date of all payments on the OID note to equal the issue price.

You may make an election to include in gross income all interest that accrues on any note (including, among other things, QSI, OID and de minimis OID) in accordance with the constant-yield method based on the compounding of interest (a “constant-yield election”). This election may be revoked only with the consent of the IRS.

Additional rules applicable to OID notes that are denominated in a specified currency other than the U.S. dollar (a “foreign currency”), or have payments of interest or principal determined by reference to the value of one or more currencies other than the U.S. dollar, are described under “—Notes Treated as Foreign Currency Notes” below.

Notes Subject to Early Redemption. A note subject to redemption prior to maturity may be subject to rules that differ from the general rules described above for purposes of determining the yield and maturity of the note (which may affect whether the note is treated as issued with OID and, if so, the timing of accrual of the OID).  Under applicable Treasury regulations, we will generally be presumed to exercise an unconditional option to redeem a note if the exercise of the option would lower the yield on the note.  Conversely, you will generally be presumed to exercise an unconditional option to require us to repurchase a note if the exercise of the option would increase the yield on the note.  In either case, if such an option is not in fact exercised, the note will be treated, solely for purposes of calculating OID, as if it were redeemed and a new note were issued on the presumed exercise date for an amount equal to the note’s adjusted issue price on that date.

Under these rules, if a note provides for a fixed rate of interest that increases over the term of the note, the note’s issue price is not below its stated principal amount and we have an unconditional option to redeem the note for an amount equal to the stated principal amount plus accrued interest, if any, on or prior to the first date on which an increased rate of interest is in effect, the yield on the note will be lowered if we redeem the note before the initial increase in the interest rate, and therefore our redemption option will be treated as exercised. Since the note will therefore be treated as if it were redeemed and reissued prior to the initial increase in the interest rate, the note will not be treated as issued with OID.  If a note is not treated as issued with OID and if, contrary to the presumption in the applicable Treasury regulations, we do not redeem the note before the initial increase in the interest rate, the same analysis will apply to all subsequent increases in the interest rate.  This means that the note that is deemed reissued will be treated as redeemed prior to any subsequent increase in the interest rate, and therefore as issued without OID. If the actual remaining term of a note is one year or less at the time of a deemed reissuance, it is possible that the deemed reissued note would be treated as a short-term debt instrument.  See “—Notes Treated as Short-term Notes” below. While a note with a deemed remaining term of one year or less based on the presumed exercise of an option should not be treated as a short-term debt instrument, the IRS or a court might treat the stated interest payable on the note as OID instead of QSI during that deemed remaining term. You should consult with your tax adviser regarding this uncertainty.

Acquisition Premium.  If you purchase an OID note for an amount greater than its adjusted issue price at the purchase date and less than or equal to the sum of all amounts, other than QSI, payable on the OID note after the purchase date, the excess is “acquisition premium.” Under the rules applicable to acquisition premium, in general, the amount of OID that must be included in income for the OID note for any taxable year (or any portion of a taxable year in which the OID note is held) will be reduced (but not below zero) by the portion of the acquisition premium allocated to the period.  The amount of acquisition premium allocated to each period is determined by multiplying the OID that otherwise would have been included in income by a fraction, the numerator of which is the excess of the cost to purchase the note over the adjusted issue price of the OID note and the denominator of which is the excess of the OID note’s stated redemption price at maturity over its adjusted issue price.

Amortizable Bond Premium. If you purchase a note (other than a foreign currency CPDI or CPDI) for an amount that is greater than the sum of all amounts payable on the note after the purchase date, other than payments of QSI, you generally will be considered to have purchased the note with amortizable bond premium equal to such excess. If the note is not optionally redeemable prior to its maturity date, you generally may elect to amortize this premium over the remaining term of the note using a constant-yield method. If, however, the note may be optionally redeemed prior to maturity after you have acquired it, the amount of amortizable bond premium is generally determined by substituting the redemption date for the maturity date and the redemption price for the amount payable at maturity but only if the substitution results in a smaller amount of premium attributable to the period before the redemption date. You may generally use the amortizable bond premium allocable to an accrual period to offset QSI required to be included in your income with respect to the note in that accrual period. In addition, if you have purchased an OID note with amortizable bond premium, you will not be required to accrue any OID on such OID note. If you elect to amortize bond premium, you must reduce your tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt instruments then owned or thereafter acquired and may be revoked only with the consent of the IRS.

If you make a constant-yield election (as described under “—Original Issue Discount” above) for a note with amortizable bond premium, that election will result in a deemed election to amortize bond premium for all of your debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Market Discount. If you purchase a note (other than a short-term note, foreign currency CPDI or CPDI) for an amount that is less than its stated redemption price at maturity or, in the case of an OID note, its adjusted issue price, the amount of the difference generally will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount. Any payment, other than QSI, or any gain upon a sale, exchange, retirement or other taxable disposition (each, a “taxable disposition”) of a note with market discount generally will be treated as ordinary income to the extent of the accrued market discount not previously included in income. Market discount accrues on a straight-line basis, unless you elect a constant-yield method of accrual based on daily compounding (as described above under “—Original Issue Discount”).

If a note is disposed of in one of certain nontaxable transactions, accrued market discount will be included as ordinary income as if you had sold the note in a taxable transaction at its then fair market value. Unless you elect to include market discount in income as it accrues, you generally will be required to defer deductions for any interest on indebtedness you incur to purchase or carry the note in an amount not exceeding the accrued market discount that you have not included in income.

If you make an election to include market discount in income as it accrues (a “market discount accrual election”), that election will apply to all market discount bonds acquired on or after the first day of the first taxable year to which that election applies. If you make a constant-yield election (as described above under “—Original Issue Discount”) with respect to a note purchased with market discount, that election will result in a deemed market discount accrual election for the taxable year in which the note was acquired.

Taxable Disposition.  Upon a taxable disposition of a note, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any amount attributable to accrued but unpaid QSI, which will be treated as a payment of interest and taxed as described above under “—Payments of Interest”. Your tax basis in a note will equal its cost, increased by the amounts of any OID or market discount you have previously accrued with respect to the note, if any, and decreased by any amortized bond premium and any principal payments you received prior to the taxable disposition of a note and by the amount of any other payments on the note that did not constitute QSI.

Subject to the discussion regarding market discount above, gain or loss realized upon the taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year. The deductibility of capital losses is subject to limitations.

Notes Treated as Short-term Notes

The following discussion applies to notes with a term of one year or less (from but excluding the issue date to and including the last possible date that the notes could be outstanding pursuant to their terms) (“short-term notes”).

The treatment of notes with scheduled payments that may be postponed under certain circumstances is not entirely clear.  As a result, the IRS or a court may not respect our treatment of a particular issuance of notes as short-term notes, or conversely may determine that an issuance of notes should have been treated as short-term notes. In either case, the consequences of ownership and disposition of the affected notes could be significantly different from those resulting from our intended treatment.

Generally, a short-term note is treated as issued at a discount equal to the sum of all payments required to be made on the short-term note minus its issue price. If you are a U.S. Holder who uses a cash method of accounting for U.S. federal income tax purposes (a “cash-method holder”), you generally will not be required to recognize income with respect to a short-term note prior to maturity, other than with respect to the receipt of interest payments, if any, or pursuant to a taxable disposition of the short-term note. If you are a U.S. Holder who uses an accrual method of accounting for U.S. federal income tax purposes (an “accrual-method holder”), or a cash-method holder who elects to accrue income on the short-term note currently, you will be subject to rules that generally require accrual of discount on short-term notes over the term of the short-term notes, which would be calculated on a straight-line basis unless you elect a constant-yield method of accrual based on daily compounding. In the case of short-term notes that provide for one or more contingent payments, it is not clear whether or how any accrual should be determined prior to the time at which the relevant payment is calculated. You should consult your tax adviser regarding the amount and timing of any accruals on such short-term notes.

Upon a taxable disposition of a short-term note, you will generally recognize gain or loss equal to the difference between the amount realized on the taxable disposition and your tax basis in the short-term note. Your tax basis in the short-term note should equal its cost, increased, if you accrue income on the short-term note currently, by any previously accrued but unpaid discount. The amount of any resulting loss generally will be treated as a short-term capital loss, the deductibility of which is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS, as described below under “Reportable Transactions.” You should consult your tax adviser regarding this reporting obligation. The excess of the amount received at maturity over your tax basis in the short-term note generally should be treated as ordinary income. Any gain recognized on the taxable disposition of a short-term note prior to maturity should generally be ordinary income to the extent of accrued and unpaid discount on the short-term note, which is calculated on a straight-line basis unless you elect to calculate such accrual on a constant-yield basis.  However, if you sell a short-term note providing for a contingent payment at maturity prior to the time the contingent payment has been fixed, it is not clear whether any gain you recognize in respect of such contingent payment should be treated as ordinary income, short-term capital gain, or a combination of ordinary income and short-term capital gain. You should consult your tax adviser regarding the treatment of a taxable disposition of short-term notes providing for contingent payments.

If you are a cash-method holder, unless you make the election to accrue income currently on a short-term note, you will generally be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the short-term note in an amount not exceeding the accrued discount that you have not included in income. As discussed above, in the case of a short-term note providing for a contingent payment, it is unclear whether or how accrual of discount should be determined prior to the time at which the relevant payment is calculated.

If you make the election to accrue income on a short-term note currently, that election will apply to all short-term debt instruments acquired by you on or after the first day of the first taxable year to which that election applies. You should consult your tax adviser regarding these rules.

Notes Treated as Variable Rate Debt Instruments

The following discussion applies to notes that are treated as variable rate debt instruments for U.S. federal income tax purposes (“VRDIs”).

Interest on a VRDI That Provides for a Single Variable Rate. Stated interest on a VRDI that provides for a single variable rate (a “Single Rate VRDI”) will be treated as QSI and will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of tax accounting. If the stated principal amount of a Single Rate VRDI exceeds its issue price by an amount equal to or greater than a specified de minimis amount, this excess will be treated as OID that you must include in income as it accrues, generally in accordance with the constant-yield method as described above under “—General—Original Issue Discount,” The constant-yield accrual of OID on a VRDI is determined by substituting a fixed rate that reflects the value of the variable rate on the issue date (or, in certain cases, a fixed rate that reflects the yield that is reasonably expected for the VRDI) for each scheduled payment of the variable rate. A fixed rate payable for an initial period of one year or less followed by a variable rate where the variable rate on the issue date is intended to approximate the fixed rate (which will be presumed if the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 0.25%) will be treated as a single variable rate for the purposes of this and the next paragraph.

Interest on a VRDI That Provides for Multiple Rates. This discussion refers to VRDIs that provide for (i) multiple variable rates or (ii) one or more variable rates and a single fixed rate (other than a fixed rate payable for an initial period described in the preceding paragraph) (a “Multiple Rate VRDI”). Under applicable Treasury regulations, in order to determine the amount of QSI and OID, if any, in respect of Multiple Rate VRDIs, an equivalent fixed-rate debt instrument must be constructed. The equivalent fixed-rate debt instrument is constructed in the following manner: (i) first, if the Multiple Rate VRDI contains a fixed rate, that fixed rate is converted to a variable rate that preserves the fair market value of the Multiple Rate VRDI and (ii) second, each variable rate (including a variable rate determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that variable rate as of the issue date of the Multiple Rate VRDI) (the “equivalent fixed-rate debt instrument”). The rules discussed in “—General—Original Issue Discount” are then applied to the equivalent fixed-rate debt instrument to determine the amount, if any, of OID and the amount of QSI. You will be required to include any such OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest, as described above under “—General—Original Issue Discount.” QSI on a Multiple Rate VRDI will generally be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of tax accounting. If a Multiple Rate VRDI is not issued with OID, all stated interest on the Multiple Rate VRDI will be treated as QSI.

If the amount of interest you receive in a calendar year is greater than the interest assumed to be paid or accrued under the equivalent fixed-rate debt instrument, the excess is generally treated as additional QSI taxable to you as ordinary income. Otherwise, any difference will generally reduce the amount of QSI you are treated as receiving and will therefore reduce the amount of ordinary income you are required to take into income.

Taxable Disposition. Subject to the discussion above under “—General—Market Discount,” upon a taxable disposition of a VRDI, you generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts attributable to accrued but unpaid QSI, which will be treated as a payment of interest) and your tax basis in the VRDI. Your tax basis in a VRDI will equal its cost, increased by the amounts of OID or market discount, if any, you previously included in income with respect to the VRDI, and reduced by any payments you received other than QSI and any amortized bond premium. Such gain or loss generally will be long-term capital gain or loss if you held the VRDI for more than one year at the time of disposition, and short-term capital gain or loss otherwise.

Notes Treated as Foreign Currency Notes

The following discussion applies to notes (i) that are denominated in a foreign currency or (ii) the payments of interest and principal on which are payable in, or determined by reference to, a foreign currency (“foreign currency notes”).  For a description of the treatment of foreign currency notes that provide for contingent payments or for payments made in or determined by reference to multiple currencies, see the discussion under “—Notes Treated as Foreign Currency Contingent Payment Debt Instruments” below.

The rules applicable to notes that are denominated in a foreign currency could require gain or loss realized upon a taxable disposition of the notes that is attributable to fluctuations in currency exchange rates (“foreign currency gain or loss”) to be recharacterized as ordinary income or loss.  The rules applicable to foreign currency notes are complex and their application may depend on your particular U.S. federal income tax situation.  For example, various elections are available under these rules, and whether you should make any of these elections may depend on your particular U.S. federal income tax situation.  You should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of foreign currency notes.

Payments of Interest.  If you are a cash-method holder and receive a payment of QSI (or receive proceeds from a taxable disposition attributable to accrued QSI) in a foreign currency with respect to a foreign currency note will be required to include in income the U.S. dollar value of the foreign currency payment, regardless of whether the payment is in fact converted to U.S. dollars at that time, and this U.S. dollar value will be your tax basis in the foreign currency.  If you receive a payment of QSI in U.S. dollars, you should include the amount of this payment in income upon receipt.  To the extent that you are required to accrue OID on a foreign currency note, rules similar to the rules described in the following paragraph will apply with respect to the OID.

If you are an accrual-method holder, you will be required to include in income the U.S. dollar value of the amount of interest income (including OID, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period.  The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Alternatively, you may elect to translate interest income (including OID) for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt.  If you make this election, you must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. In addition to the interest income accrued as described above, you will recognize foreign currency gain or loss as ordinary income or loss (which will not be treated as interest income or expense) with respect to accrued interest income on the date the interest payment or proceeds from a taxable disposition attributable to accrued interest are actually received.  The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period (or, where you receive U.S. dollars, the amount of the payment in respect of the accrual period) and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above).

Original Issue Discount. OID on a foreign currency note will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars, in the same manner as interest income accrued by you on the accrual basis, as described above, regardless of your method of tax accounting.  You will recognize foreign currency exchange gain or loss when original issue discount is paid (including, upon the sale of such foreign currency note, the receipt of proceeds which include amounts attributable to original issue discount previously included in income) to the extent of the difference between the U.S. dollar value of such payment (determined by translating the foreign currency received at the spot rate for such foreign currency on the date such payment is received) and the U.S. dollar value of the accrued original issue discount (determined in the same manner as for accrued interest).  For these purposes, all receipts on a foreign currency note will be viewed: (i) first, as the receipt of any stated interest payment called for under the terms of the foreign currency note, (ii) second, as receipts of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first, and (iii) third, as the receipt of principal.

Market Discount. The amount of market discount on a foreign currency note includible in income generally will be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the foreign currency note is retired or otherwise disposed of.  If you elect to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period.  You will recognize foreign currency exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

Amortizable Bond Premium.  Amortizable bond premium on a foreign currency note will be computed in the applicable foreign currency.  If a U.S. Holder elects to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency.  At the time bond premium is amortized, foreign currency exchange gain or loss will be realized based on the difference between spot rates at such time and the time of acquisition of the foreign currency note.  If a U.S. Holder does not elect to amortize bond premium, the bond premium computed in the foreign currency must be translated into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by foreign currency exchange gain.

Tax Basis. Your tax basis in a foreign currency note, and the amount of any subsequent adjustment to the your tax basis, will be the U.S. dollar value of the foreign currency amount paid for such foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment.  If you purchase a foreign currency note with previously owned foreign currency, you will recognize ordinary income or loss in an amount equal to the difference, if any, between your tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on the date of purchase.

Taxable Disposition.  Foreign currency gain or loss recognized upon the sale, exchange or retirement of a foreign currency note will be ordinary income or loss that will not be treated as interest income or expense.  The amount of foreign currency gain or loss generally will equal the difference between (i) the U.S. dollar value of the your purchase price (excluding any amortizable bond premium previously accrued) in the foreign currency of the foreign currency note, determined on the date the payment is received in exchange for the foreign currency note or the foreign currency note is disposed of, and (ii) the U.S. dollar value of your purchase price (excluding any amortizable bond premium previously accrued) in the foreign currency of the foreign currency note, determined on the date you acquired the foreign currency note.  Payments received attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on foreign currency notes described above.  Foreign currency gain or loss realized upon a taxable disposition of any foreign currency note will be recognized only to the extent of the total gain or loss realized by you upon such taxable disposition.  Any gain or loss realized by you in excess of the foreign currency gain or loss will be capital gain or loss (except in the case of a short-term note, to the extent of any discount not previously included in your income).  If you recognize an ordinary loss upon a taxable disposition of a foreign currency note and such loss is above certain thresholds, you may be required to file a disclosure statement with the IRS, as described below under “Reportable Transactions.”

You will have a tax basis in any foreign currency received upon a taxable disposition of a foreign currency note equal to the U.S. dollar value of the foreign currency, determined at the time of such taxable disposition.  If you are a cash-method holder who buys or sells a foreign currency note that is traded on an established market, you are required to translate units of foreign currency paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale.  Accordingly, no exchange gain or loss will result with respect to such foreign currency from currency fluctuations between the trade date and the settlement of the purchase or sale.  If you are an accrual-method holder, you may elect the same treatment for all purchases and sales of foreign currency obligations if such obligations are traded on an established securities market.  This election cannot be changed without the consent of the IRS.  Any gain or loss realized by you upon a taxable disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be ordinary income or loss.

Notes Treated as Foreign Currency Contingent Payment Debt Instruments

The following discussion applies to notes treated as foreign currency contingent payment debt instruments for U.S. federal income tax purposes (“foreign currency CPDIs”). These notes will be subject to special rules that govern the tax treatment of foreign currency CPDIs under applicable Treasury regulations (the “foreign currency contingent debt regulations”).

Pursuant to the foreign currency contingent debt regulations, you will be required to accrue interest income on the foreign currency CPDIs on a constant yield basis, based on a comparable yield, as described below, regardless of your method of tax accounting.  All determinations and computations required under the foreign currency contingent debt regulations (including our determination of the “comparable yield” and “projected payment schedule” for the foreign currency CPDIs) will be made in the denomination currency of the foreign currency CPDIs.  The foreign currency contingent payment debt regulations provide that the denomination currency of foreign currency CPDIs that have principal or interest payments denominated in, or determined by reference to, more than one currency is the currency with the greatest value determined by comparing the value of the noncontingent and projected payments denominated in, or determined by reference to, each currency on the issue date, discounted to present value and, if necessary, translated into U.S. dollars at the spot rate on the issue date.

The foreign currency contingent debt regulations provide that you must accrue into income OID for U.S. federal income tax purposes for each accrual period prior to and including the maturity date of a foreign currency CPDI.  The amount of OID that you must accrue for each accrual period is determined in the denomination currency by applying the “noncontingent bond method” to the foreign currency CPDI in the denomination currency and equals the product of:

•	the adjusted issue price (as defined below) of the foreign currency CPDI in the denomination currency as of the beginning of the accrual period;

•	the comparable yield (as defined below) of the foreign currency CPDI, adjusted for the length of the accrual period; and

•	a fraction, the numerator of which is the number of days during the accrual period that you held the foreign currency CPDI and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a foreign currency CPDI is its issue price, increased by any interest income previously accrued , determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made pursuant to the projected payment schedule described below (without regard to the actual amount paid), each determined in the denomination currency.

The term “comparable yield” as used in the foreign currency contingent debt regulations is determined in the denomination currency and is equal to the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument in the denomination currency with no contingent payments, but with terms and conditions otherwise comparable to those of the foreign currency CPDIs, and (ii) a rate of interest that is analogous to the applicable federal rate that would be used if the U.S. dollar were the denomination currency.

The foreign currency contingent debt regulations require that we provide, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments in the denomination currency (the “projected payment schedule”) on a foreign currency CPDI.  This schedule must produce a yield to maturity that equals the comparable yield. We will determine the comparable yield and related projected payment schedule for each issuance of foreign currency CPDIs and will provide them, or information on how to obtain them, in the applicable supplement. Although it is not clear how the comparable yield should be determined for foreign currency CPDIs that may be redeemed before maturity, we intend to determine the comparable yield for such foreign currency CPDIs based on the stated maturity date.

For U.S. federal income tax purposes, you are required under the foreign currency contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments thereto in respect of a foreign currency CPDI, unless you timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule will not be provided for any purpose other than to determine your interest accruals and adjustments thereto in respect of the foreign currency CPDIs for U.S. federal income tax purposes.  The comparable yield and the projected payment schedule will not constitute a projection or representation by us regarding the actual amounts that will be paid on the foreign currency CPDIs.

Translation of Amounts Determined Under Noncontingent Bond Method.  The accruals of interest computed with respect to a foreign currency CPDI in the denomination currency (adjusted by certain net positive or negative adjustments as described below) must be translated into U.S. dollars.  The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at an average rate for the partial period within the taxable year.  You may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year).  If you make this election, you must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

Adjustments to Interest Accruals.  If, during any taxable year, you receive actual payments with respect to a foreign currency CPDI that, in the aggregate, exceed the total amount of projected payments for that taxable year, as determined in the denomination currency, you will incur a “net positive adjustment” under the foreign currency contingent debt regulations equal to the amount of such excess.  You will treat a net positive adjustment as additional interest income in that taxable year, translated into U.S. dollars at the spot rate on the last day of the taxable year in which the adjustment is taken into account or, if earlier, the date of a sale, exchange or retirement of the foreign currency CPDI.

If you receive in a taxable year actual payments with respect to a foreign currency CPDI that, in the aggregate, are less than the amount of projected payments for that taxable year, as determined in the denomination currency, you will incur a “net negative adjustment” under the foreign currency contingent debt regulations equal to the amount of such deficit.  This net negative adjustment:

(i)	will first reduce your interest income on the foreign currency CPDI that otherwise would accrue in the denomination currency for that taxable year;

(ii)	to the extent of any excess after applying (i), will give rise to an ordinary loss to the extent of your accrued but unpaid interest on the foreign currency CPDI in prior taxable years (translated into U.S. dollars at the spot rate used to translate interest in the relevant prior taxable year); and

(iii)	to the extent of any excess after applying (i) and (ii), will be treated as a net negative adjustment carryforward that will be applied to reduce interest accruals in subsequent years and the amount realized in the year of a taxable disposition of the foreign currency CPDI (in the denomination currency).

With respect to non-corporate U.S. Holders, a net negative adjustment is not treated as a “miscellaneous itemized deduction” (which for non-corporate U.S. Holders would be non-deductible).

Taxable Disposition.  Upon a taxable disposition of a foreign currency CPDI, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the CPDI. As discussed above, to the extent that you have any net negative adjustment carryforward, you may use such net negative adjustment from a previous year to reduce the amount realized in the denomination currency upon a taxable disposition of the foreign currency CPDI.

Your tax basis in a foreign currency CPDI generally will be equal to the U.S. dollar cost as of the day you purchased the foreign currency CPDI, increased by the U.S. dollar value of your total interest accruals with respect to the foreign currency CPDI (determined without regard to any adjustments to interest accruals as described above), translated as described above, and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the foreign currency CPDI (translated into U.S. dollars).

The amount realized upon a taxable disposition of a foreign currency CPDI is generally equal to the U.S. dollar value of cash and the fair market value of any other property received by you, reduced by the amount of any net negative adjustment carryforward (translated into U.S. dollars).  Any gain, other than foreign currency gain (as discussed below), will be treated as ordinary interest income.  Any loss, other than foreign currency loss (as discussed below), will be treated as an ordinary loss to the extent of the excess of your total interest accruals over the total net negative adjustments previously taken into account as ordinary losses in respect of the foreign currency CPDI, and thereafter as a capital loss (which will be long-term capital loss if the foreign currency CPDI has been held for more than one year).  The deductibility of capital losses is subject to limitations.  If you recognize an ordinary loss upon a taxable disposition of a foreign currency CPDI and such loss is above certain thresholds, you may be required to file a disclosure statement with the IRS, as described below under “Reportable Transactions.”

For purposes of determining the amount realized at maturity of a foreign currency CPDI, you will be deemed to receive the projected amount of any contingent payment due on that date, reduced by the amount of any net negative adjustment carryforward.  The projected amount is translated into U.S. dollars by translating the portion attributable to principal into U.S. dollars at the spot rate on the issue date and translating the portion attributable to accrued interest into U.S. dollars at the rates at which such amounts of interest were translated when accrued.  To the extent that the actual amount you receive at the maturity of a foreign currency CPDI is greater or less than the projected amount, you will incur a net positive adjustment or a net negative adjustment, which will be treated as described above under “—Adjustments to Interest Accruals.”  To the extent that there is any net negative adjustment carryforward as described above under “—Adjustments to Interest Accruals,” it will reduce the amount realized on the foreign currency CPDI (translated into U.S. dollars at the spot rate on the issue date of the foreign currency CPDI).

Foreign Currency Gain or Loss.  You may recognize foreign currency gain or loss with respect to a foreign currency CPDI when you receive payments on a foreign currency CPDI.  The amount of foreign currency gain or loss attributable to payments of interest previously accrued on the foreign currency CPDI is determined by translating the amount of interest received into U.S. dollars at the spot rate on the date of receipt and subtracting from such amount the amount determined by translating the interest received into U.S. dollars at the rate at which such interest was accrued as described above.  The amount of foreign currency gain or loss attributable to payments of principal is determined by translating the amount of principal received into U.S. dollars at the spot rate on the date of receipt and subtracting from such amount the amount determined by translating the principal received into U.S. dollars at the spot rate on the date the foreign currency CPDI was issued or, if later, acquired.  For purposes of determining the amount of foreign currency gain or loss, the amount received (i) shall first be attributed to any net positive adjustment on the foreign currency CPDI that has not previously been taken into account and (ii) then to accrued but unpaid interest remaining after reduction by any net negative adjustment and (iii) any remaining amount shall be attributed to the principal.

Upon a taxable disposition of a foreign currency CPDI, you would also recognize foreign currency gain or loss.  Payments received upon such taxable disposition shall first be applied against the principal of the foreign currency CPDI and then against accrued but unpaid interest (and treated, in each case, as described in the preceding paragraph).

The total amount of foreign currency gain or loss on a foreign currency CPDI is equal to the sum of the foreign currency gains or losses on principal and interest, calculated as described above.  Any such foreign currency gain or loss will be treated as ordinary income or loss.  You should consult your tax adviser regarding these rules.  If you recognize an ordinary loss upon a sale or other disposition of a foreign currency CPDI and such loss is above certain thresholds, you may be required to file a disclosure statement with the IRS, as described below under “Reportable Transactions.”

Special Rules for Contingent Payments that Fix Early. Special rules will apply if one or more contingent payments on a foreign currency CPDI become fixed.  If one or more (but not all) contingent payments on a foreign currency CPDI (determined in the denomination currency) become fixed more than six months prior to the date each such payment is due, you will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule (determined in the denomination currency), using the comparable yield as the discount rate in each case.  If all remaining scheduled contingent payments on a foreign currency CPDI become fixed substantially contemporaneously, you will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the foreign currency CPDI.  For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations.  Your tax basis in the foreign currency CPDI and the character of any gain or loss on the sale of the foreign currency CPDI will also be affected.  Furthermore, if all the payments on a foreign currency CPDI become fixed prior to the original issue date, the foreign currency CPDI might be treated as a debt instrument that is not a foreign currency contingent payment debt instrument for U.S. federal income tax purposes. You should consult your tax adviser concerning the application of these special rules.

Foreign Currency CPDIs Purchased for Amounts Different from their Adjusted Issue Price. If you purchase a foreign currency CPDI for an amount that is different from its adjusted issue price, you will be required to account for this difference, generally by allocating it reasonably among projected payments on the foreign currency CPDI or daily portions of interest that you are required to accrue with respect to the foreign currency CPDI and treating these allocations as adjustments to your income when the payment is made or the interest accrues. You should consult your tax adviser regarding these rules.

Notes Treated as Contingent Payment Debt Instruments

The following discussion applies to notes treated as contingent payment debt instruments for U.S. federal income tax purposes (“CPDIs”). These notes will be subject to special rules that govern the tax treatment of CPDIs under applicable Treasury regulations (the “contingent debt regulations”).

Pursuant to the contingent debt regulations, you will be required to accrue interest income on the CPDIs on a constant yield basis, based on a comparable yield, as described below, regardless of your method of tax accounting.  Accordingly, depending on the terms of the CPDIs, you may be required to include interest in income each year in excess of any stated interest payments actually received in that year.

The contingent debt regulations provide that you must accrue into income OID for U.S. federal income tax purposes for each accrual period prior to and including the maturity date of a CPDI that equals the product of:

•	the adjusted issue price (as defined below) of the CPDI as of the beginning of the accrual period;

•	the comparable yield (as defined below) of the CPDI, adjusted for the length of the accrual period; and

•	a fraction, the numerator of which is the number of days during the accrual period that you held the CPDI and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a CPDI is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made pursuant to the projected payment schedule described below (without regard to the actual amount paid).

The term “comparable yield” as used in the contingent debt regulations is the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the CPDIs, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on a CPDI.  This schedule must produce a yield to maturity that equals the comparable yield. We will determine the comparable yield and related projected payment schedule for each issuance of CPDIs and will provide them, or information on how to obtain them, in the applicable supplement. Although it is not clear how the comparable yield should be determined for CPDIs that may be redeemed before maturity, we intend to determine the comparable yield for such CPDIs based on the stated maturity date.

For U.S. federal income tax purposes, you are required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments thereto in respect of a CPDI, unless you timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule will not be provided for any purpose other than to determine your interest accruals and adjustments thereto in respect of the CPDIs for U.S. federal income tax purposes.  The comparable yield and the projected payment schedule will not constitute a projection or representation by us regarding the actual amounts that will be paid on the CPDIs.

Adjustments to Interest Accruals.  If, during any taxable year, you receive actual payments with respect to a CPDI that, in the aggregate, exceed the total amount of projected payments for that taxable year, you will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess.  You will treat a net positive adjustment as additional interest income in that taxable year.

If you receive in a taxable year actual payments with respect to a CPDI that, in the aggregate, are less than the amount of projected payments for that taxable year, you will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit.  This net negative adjustment:

(i)	will first reduce your interest income on the CPDI for that taxable year;

(ii)	to the extent of any excess after applying (i), will give rise to an ordinary loss to the extent of your accrued but unpaid interest on the CPDI in prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments; and

(iii)	to the extent of any excess after applying (i) and (ii), will be treated as a net negative adjustment carryforward that will be applied to reduce interest accruals in subsequent years and the amount realized in the year of a taxable disposition of the CPDI (in the denomination currency).

With respect to non-corporate U.S. Holders, a net negative adjustment is not treated as a miscellaneous itemized deduction (which for non-corporate U.S. Holders would be non-deductible).

Taxable Disposition.  Upon a taxable disposition of a CPDI, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the CPDI.  As discussed above, to the extent that you have any net negative adjustment carryforward, you may use such net negative adjustment from a previous year to reduce the amount realized upon a taxable disposition of the CPDI.

For purposes of determining the amount realized on the scheduled retirement of a CPDI, you will be treated as receiving the projected amount of any contingent payment due at maturity.  As previously discussed, to the extent that actual payments with respect to the CPDIs during the year of the scheduled retirement are greater or less than the projected payments for such year, you will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be.

Your tax basis in a CPDI generally will be equal to your original purchase price for the CPDI, increased by your total interest accruals (determined without regard to any adjustments to interest accruals as described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the CPDI (without regard to the actual amount paid).

Gain recognized by you upon a taxable disposition of a CPDI generally will be treated as ordinary interest income.  Any loss will be ordinary loss to the extent of the excess of your total interest accruals over the total net negative adjustments previously taken into account as ordinary losses in respect of the CPDI, and thereafter as capital loss (which will be long-term capital loss if the CPDI has been held for more than one year).  The deductibility of capital losses is subject to limitations.  If you recognize an ordinary loss upon a taxable disposition of a CPDI and such loss is above certain thresholds, you may be required to file a disclosure statement with the IRS, as described below under “Reportable Transactions.”

Special Rules for Contingent Payments that Fix Early. Special rules will apply if one or more contingent payments on a CPDI become fixed.  If one or more (but not all) contingent payments on a CPDI become fixed more than six months prior to the date each such payment is due, you will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case.  If all remaining scheduled contingent payments on a CPDI become fixed substantially contemporaneously, you will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the CPDI.  For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations.  Your tax basis in the CPDI and the character of any gain or loss on the sale of the CPDI will also be affected.  Furthermore, if all the payments on a CPDI become fixed prior to the original issue date, the CPDI might be treated as a debt instrument that is not a contingent payment debt instrument for U.S. federal income tax purposes. You should consult your tax adviser concerning the application of these special rules.

CPDIs Purchased for Amounts Different from their Adjusted Issue Price. If you purchase a CPDI for an amount that is different from its adjusted issue price, you will be required to account for this difference, generally by allocating it reasonably among projected payments on the CPDI or daily portions of interest that you are required to accrue with respect to the CPDI and treating these allocations as adjustments to your income when the payment is made or the interest accrues. You should consult your tax adviser regarding these rules.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are a beneficial owner of a note who is (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a note, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the note.

The discussion below generally assumes that income and gain on the notes are not effectively connected with your conduct of a trade or business within the United States, except as discussed under “—Effectively Connected Income” below.

Subject to the discussions below under “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of payments on or amounts you receive on a taxable disposition of a note, assuming that (i) you do not own, directly or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) you are not a bank receiving interest on the note within the meaning of Section 881(c)(3)(A) of the Code, (iv) the interest is not considered contingent interest under Section 871(h)(4)(A) of the Code and the Treasury regulations thereunder, and (v) you provide an appropriate IRS Form W-8 to the applicable withholding agent certifying under penalties of perjury that you are not a U.S. person.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should be aware that a note generally will not be treated as U.S.-situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would not have been subject to U.S. federal withholding or income tax because of the exemption from withholding of “portfolio interest.”

You should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the notes.

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from the notes is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. You would be required to provide an IRS Form W-8ECI to the applicable withholding agent to establish an exemption from withholding for amounts, otherwise subject to withholding, paid on a note. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the note, including the possible imposition of a 30% (or lower treaty rate) branch profits tax if you are a corporation.

Possible Taxable Event

A change to the terms of an issue of notes could result in a taxable modification (referred to herein as a “significant modification”) of the affected notes. A change in the timing or amount of payments on a note due to a market disruption event, the designation of a successor rate referenced by a note or other similar circumstances resulting in a material change to a rate referenced by a note could also result in a significant modification of the affected notes. Furthermore, in certain circumstances where our obligations under the notes are assumed by another entity, such substitution could result in a significant modification of the affected notes.

A significant modification would generally result in the notes being treated as terminated and reissued for U.S. federal income tax purposes. In that event, if you are a U.S. Holder, you might be required to recognize gain or loss (subject to possible recapitalization treatment or, in the case of loss, the possible application of the wash sale rules) with respect to the notes, and your holding period for your notes could be affected.  Moreover, depending on the facts at the time of the significant modification, the reissued notes could be characterized for U.S. federal income tax purposes in a manner different from their original treatment, which could have a significant and potentially adverse effect on the timing and character of income you recognize with respect to the notes after the significant modification. In addition, a significant modification could result in adverse U.S. federal withholding tax consequences to a Non-U.S. Holder.

You should consult your tax adviser regarding the consequences of a significant modification of the notes. Except where stated otherwise, the discussion herein assumes that there has not been a significant modification of the notes.

Fungibility of Subsequent Issuances

We may, without the consent of the holders of outstanding notes, issue additional notes with identical terms. Even if they are treated for non-tax purposes as part of the same series as the original notes, these additional notes may be treated as a separate issue for U.S. federal income tax purposes or otherwise be treated differently from the original notes.

The additional notes may be considered to have been issued (in whole or in part) with OID even if the original notes had no OID, or the additional notes may have a greater amount of OID than the original notes. These differences may affect the market value of the original notes  if the additional notes are not otherwise distinguishable from the original notes.

Reportable Transactions

A taxpayer that participates in a “reportable transaction” is subject to information reporting requirements under Section 6011 of the Code. Reportable transactions include, among other things, certain transactions identified by the IRS as well as certain losses recognized in an amount that exceeds a specified threshold level.

Information Reporting and Backup Withholding

Payments on the notes as well as the proceeds of a taxable disposition (including retirement) of the notes may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income, which includes, among other things, interest and certain dividend equivalents.  While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of financial instruments that provide for U.S.-source interest or certain dividend equivalents, the U.S. Treasury Department (“Treasury”) has indicated in subsequent proposed regulations its intent to eliminate this requirement. Treasury has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding notes through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the notes, including the availability of certain refunds or credits.

Notwithstanding anything to the contrary herein or in the applicable supplement, we will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

Plan of Distribution (Conflicts of Interest)

We are offering the Series J and Series K medium-term notes on a continuing basis through Morgan Stanley & Co. International plc (an affiliate of ours), which we refer to as the “agent.”  We may also use other agents that will be named in the applicable pricing supplement.  The agent has, or will have, agreed to use reasonable efforts to solicit offers to purchase the securities.  We will have the sole right to accept offers to purchase the securities and may reject any offer in whole or in part.  The agent may reject, in whole or in part, any offer it solicited to purchase securities.  Unless otherwise specified in the applicable pricing supplement, we will pay the agent, in connection with sales of the securities resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from 0.125% to 0.750% of the initial offering price of the securities to be sold, depending upon the maturity of the securities.  We and the agent will negotiate commissions for securities with a maturity of 30 years or greater at the time of sale.

We may also sell the securities to the agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement.  The agent may resell the securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable pricing supplement.  The agent may offer the securities it has purchased as principal to other dealers.  The agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that the agent will receive from us.  After the initial public offering of securities that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession, discount and other selling terms from time to time.

The agent may be deemed to be an “underwriter” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”).  We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.  We have also agreed to reimburse the agent for specified expenses.

The agent may make a market in the securities or, if separable, any other securities included in units, as applicable laws and regulations permit.  The agent is not obligated to do so, however, and the agent may discontinue making a market at any time without notice.  No assurance can be given as to the liquidity of any trading market for the securities or if separable, any other securities included in any units.

Underwriters, agents and dealers participating in offerings of the securities that are not our affiliates may presently or from time to time engage in business transactions with us, including extending loans to us.

In order to facilitate the offering of the securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on the securities.  Specifically, the agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position for its own accounts.  A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the agent under any overallotment option.  The agent can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market.  In determining the source of securities to close out a covered short sale, the agent will consider, among other things, the open market price of these securities compared to the price available under the overallotment option.  The agent may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position.  The agent must close out any naked short position by purchasing securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the securities or any other securities in the open market to stabilize the price of the securities or of any other securities.  Finally, in any offering of the securities through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the agent repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of the securities.  Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.

Concurrently with the offering of the securities through the agent, we may issue other debt securities under the indenture referred to in this prospectus supplement similar to those described in this prospectus supplement.  Those debt securities may include medium-term notes under our Series I prospectus supplement.  We refer to those notes as “Series I medium-term notes.”  The Series I medium-term notes may have terms substantially similar to the terms of the securities offered under this prospectus supplement.  The Series I medium-term notes may be offered concurrently with the offering of the securities, on a continuing basis primarily in the United States by us, under a distribution agreement with Morgan Stanley & Co. LLC, as agent for us.  The terms of that distribution agreement, which we refer to as the U.S. Distribution Agreement, are substantially similar to the terms of the distribution agreement for the offering of securities in the Series J and K program.

Other than with respect to the admission to listing, trading and/or quotation by such one or more listing authorities, stock exchanges and/or quotation systems as may be specified in the applicable pricing supplement, no action has been or will be taken in any country or jurisdiction by Morgan Stanley or the agent that would permit a public offering of any securities or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required.  Persons into whose hands this prospectus supplement or any pricing supplement comes are required by Morgan Stanley and the agent to comply with all applicable laws and regulations in each country or jurisdiction in or from which they purchase, offer, sell or deliver securities or have in their possession or distribute such offering material, in all cases at their own expense.

With respect to sales of the notes in Canada, the notes may be sold only to purchasers that are: (i) not individuals; (ii) purchasing, or deemed under applicable securities legislation to be purchasing, as principal; (iii) “accredited investors,” as defined, for purchasers in Ontario, in subsection 73.3(1) of the Securities Act (Ontario) and, for purchasers in other jurisdictions of Canada, in National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”), in each case, that were not created, and are not used, solely to purchase or hold securities as an accredited investor described in paragraph (m) of the definition of “accredited investor” set out in NI 45-106; and (iv) “permitted clients,” as defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Although Morgan Stanley is a “reporting issuer,” as such term is defined under applicable Canadian provincial securities legislation, in the provinces of British Columbia, Alberta, Saskatchewan, Québec and Newfoundland and Labrador, the certificate(s), if any, representing the notes will not carry the legend prescribed by Section 2.5(2) of National Instrument 45-102 – Resale of Securities nor will a written notice containing such legend restriction notation be delivered to any purchaser. Accordingly, the notes will not be or become freely tradeable in Canada, and any resale of the notes must be made in accordance with an exemption from, or pursuant to a transaction not subject to, the prospectus requirements of applicable Canadian provincial securities laws. Canadian purchasers are advised to seek legal advice prior to any resale of the notes.

Prospective investors in Canada are advised that your name and other specified information, including the number of notes you have purchased, may be disclosed to Canadian provincial securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Canadian law. By purchasing any notes hereunder, you are deemed to have consented to the disclosure of that information.

Securities legislation in certain provinces of Canada provides purchasers of securities with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus (collectively, the “offering memorandum”) or any amendment to it contains a “misrepresentation” within the meaning of Canadian provincial securities legislation. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable Canadian provincial securities legislation.

Ontario

Securities legislation in Ontario provides an Ontario purchaser (other than (a) a “Canadian financial institution” or a “Schedule III bank” (each as defined in NI 45-106), (b) the Business Development Bank of Canada or (c) a subsidiary of any person referred to in (a) or (b) above, if the person owns all the voting securities of the subsidiary, except the voting securities required by law to be owned by the directors of that subsidiary) with a statutory right of action for damages or rescission against an issuer and any selling security holder where the offering memorandum contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date of the transaction that gave rise to the cause of action. The right of action for rescission is exercisable not later than 180 days from the date of the transaction that gave rise to the cause of action. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the issuer or any selling security holder. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the notes with knowledge of the misrepresentation, the issuer and any selling security holder will have no liability. In the case of an action for damages, the issuer and any selling security holder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon.

Saskatchewan

The Securities Act, 1988 (Saskatchewan) (the “Saskatchewan Act”) provides that where an offering memorandum, together with any amendment to the offering memorandum, sent or delivered to a purchaser contains a misrepresentation, a purchaser who purchases a security covered by the offering memorandum or an amendment to the offering memorandum is deemed to have relied on that misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against (a) the issuer or a selling security holder on whose behalf the distribution is made, (b) every promoter and director of the issuer or the selling security holder, as the case may be, at the time the offering memorandum or any amendment thereof was sent or delivered, (c) every person or company whose consent has been filed respecting the offering, but only with respect to reports, opinions or statements that have been made by them, (d) every person or company that, in addition to those mentioned in (a) to (c) above, signed the offering memorandum or the amendment thereof and (e) every person or company that sells notes on behalf of the issuer or selling security holder under the offering memorandum or amendment thereof. In addition, such a purchaser that purchases the security from the issuer or a selling securityholder may elect to exercise a right of rescission against such person where an offering memorandum contains a misrepresentation and, when the purchaser so elects, the purchaser shall have no right of action for damages against such person.

The Saskatchewan Act provides further that (a) where an individual makes a verbal statement to a prospective purchaser that contains a misrepresentation relating to the security purchased and the verbal statement is made either before or contemporaneously with the purchase of the security, the purchaser is deemed to have relied on the misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against the individual who made the verbal statement, (b) a purchaser of a security from a vendor who is trading in Saskatchewan in contravention of the Saskatchewan Act, the regulations thereunder or a decision of the Financial and Consumer Affairs Authority of Saskatchewan, whether that vendor is trading on his own behalf or by another person or agent on his behalf, may elect to void the contract and, if the purchaser so elects, the purchaser is entitled to recover all money and other consideration paid by him to the vendor pursuant to the trade and (c) if the distribution of notes has not been completed and (i) there is a material change in the affairs of the issuer, (ii) it is proposed that the terms or conditions of the offering described in the offering memorandum be altered or (iii) notes are to be distributed in addition to the notes previously described in the offering memorandum, and an amendment to the offering memorandum is not sent or delivered in accordance with the Saskatchewan Act, the purchaser has a right of action for rescission or damages against the vendor or offeror that failed to comply with the applicable requirement.

The Saskatchewan Act also provides a purchaser who has received an amended offering memorandum delivered in accordance with the Saskatchewan Act with a right to withdraw from the agreement to purchase the notes by delivering a notice to the person who or company that is selling the notes, indicating the purchaser’s intention not to be bound by the purchase agreement, provided such notice is delivered by the purchaser within two business days of receiving the amended offering memorandum.

Subject to the Saskatchewan Act, these statutory rights are exercisable, in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action or, in the case of any action, other than an action for rescission, the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of the action.

New Brunswick

New Brunswick securities legislation provides investors who purchase notes offered for sale in reliance on the exemption in Section 2.3 of NI 45-106 with a statutory right of action for damages against the issuer, a selling security holder on whose behalf the distribution is made, every person who was a director of the issuer at the date of the offering memorandum and every person who signed the offering memorandum, or a right of action for rescission against the issuer and the selling security holder on whose behalf the distribution is made, in the event that the offering memorandum, or any document incorporated by reference therein (or deemed incorporated by reference therein) contains a misrepresentation if it was a misrepresentation at the time of purchase. Where an offering memorandum is delivered to a prospective purchaser of notes in connection with a trade made in reliance on the exemption in Section 2.3 of NI 45-106, and the document contains a misrepresentation, a purchaser who purchases the notes is deemed to have relied on the misrepresentation and has, subject to certain limitations and defences, the above-noted statutory rights of action. If the purchaser elects to exercise the right of rescission, the purchaser will have no right of action for damages. The right of action will be exercisable by the purchaser only if the purchaser gives notice to the defendant, in the case of any action for rescission, not more than 180 days after the date of the transaction that gave rise to the cause of action, that the purchaser is exercising this right and, in the case of any action for damages, not more than the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of action.

The liability of all persons and companies referred to above is joint and several. A defendant is not liable for a misrepresentation if it proves that the purchaser purchased the notes with knowledge of the misrepresentation. In an action for damages, the defendant shall not be liable for all or any portion of the damages that the defendant proves do not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. In no case shall the amount recoverable for the misrepresentation exceed the price at which the notes were offered.

Nova Scotia

Nova Scotia securities legislation provides that if an offering memorandum or any advertising or sales literature (as defined in the Securities Act (Nova Scotia)) contains a misrepresentation, a purchaser of notes is deemed to have relied upon such misrepresentation if it was a misrepresentation at the time of purchase and has, subject to certain limitations and defences, a statutory right of action for damages against the issuer or other seller of such notes, the directors of the seller at the date of the offering memorandum and the persons who have signed the offering memorandum or, alternatively, while still the owner of the notes, may elect instead to exercise a statutory right of rescission against the seller, in which case the purchaser shall have no right of action for damages against the seller, the directors of the seller or the persons who have signed the offering memorandum. The rights described above are subject to certain limitations, including: (a) no action may be commenced to enforce the right of action for rescission or damages by a purchaser resident in Nova Scotia later than 120 days after the date payment was made for the notes (or after the date on which initial payment was made for the notes where payments subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment); (b) no person will be liable if it proves that the purchaser purchased the notes with knowledge of the misrepresentation; (c) in the case of an action for damages, no person will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the notes resulting from the misrepresentation; and (d) in no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser.

The liability of all persons or companies referred to above is joint and several with respect to the same cause of action.

The foregoing summaries are subject to the express provisions of the Securities Act (Ontario), the Saskatchewan Act, the Securities Act (New Brunswick) and the Securities Act (Nova Scotia) and the rules and regulations thereunder, as applicable, and reference is made thereto for the complete text of such provisions.

Newfoundland and Labrador

Purchasers of notes resident in Newfoundland and Labrador will be entitled to a contractual right of action for damages or rescission against the issuer equivalent to the statutory rights provided to purchasers in Ontario.

This prospectus supplement, the accompanying prospectus and any related pricing supplement are not a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related pricing supplement have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (each, an “EEA Qualified Investor”). Accordingly, any person making or intending to make an offer in any Member State of the EEA of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related pricing supplement may only do so with respect to EEA Qualified Investors. Neither Morgan Stanley nor the agent have authorized, nor do they authorize, the making of any offer of notes in the EEA other than to EEA Qualified Investors.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not an EEA Qualified Investor; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The agent has represented and agreed, and each further agent appointed under the Series J and Series K program will be required to represent and agree, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the EEA.

MiFID II product governance / target market – The pricing supplement in respect of any notes may include a legend entitled “MiFID II Product Governance” which will outline the target market assessment in respect of the notes and which channels for distribution of the notes are appropriate. Any person subsequently offering, selling or recommending the notes (an “EU distributor”) should take into consideration the target market assessment; however, an EU distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the target market assessment) and determining appropriate distribution channels.

A determination will be made in relation to each issue of notes about whether, for the purpose of the MiFID Product Governance rules under EU Delegated Directive 2017/593, as amended (the “MiFID Product Governance Rules”), the agent subscribing for any notes is a manufacturer in respect of such notes, but otherwise none of the agents nor any of their respective affiliates will be a manufacturer for the purpose of the MiFID Product Governance Rules.

This prospectus supplement, the accompanying prospectus and any related pricing supplement have been prepared on the basis that any offer of notes in the United Kingdom will only be made to a legal entity which is a qualified investor as defined in paragraph 15 of Schedule 1 to the United Kingdom’s Public Offers and Admissions to Trading Regulations 2024 (each, a “UK Qualified Investor”). Accordingly, any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related pricing supplement may only do so with respect to UK Qualified Investors. Neither Morgan Stanley nor the agent have authorized, nor do they authorize, the making of any offer of notes in the United Kingdom other than to UK Qualified Investors.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom. For these purposes, (a) a “retail investor” means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; or (ii) not a UK Qualified Investor; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe for the notes. Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

The agent has represented and agreed, and each further agent appointed under the Series J and Series K program will be required to represent and agree, that it has not offered, sold, distributed or otherwise made available and will not offer, sell, distribute or otherwise make available any notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the United Kingdom.

The agent has represented and agreed, and each further agent appointed under the Series J and Series K program will be required to represent and agree, that:

(a)	in relation to any notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not be offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by Morgan Stanley;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Morgan Stanley; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Where notes have a maturity of less than one year from their date of issue and (a) the issue proceeds are received by Morgan Stanley in the United Kingdom and/or (b) the activity of issuing the notes is carried on from an establishment maintained by Morgan Stanley in the United Kingdom, each such note must have a minimum redemption value of £100,000 (or its equivalent in other currencies) and no part of any such note may be transferred unless the minimum redemption value of that part is not less than £100,000 (or its equivalent in other currencies).

The communication of this prospectus supplement, the accompanying prospectus and any related pricing supplement and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the FSMA. Accordingly, this prospectus supplement, the accompanying prospectus and any related pricing supplement and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus and any related pricing supplement and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as

“relevant persons”). This prospectus supplement, the accompanying prospectus and any related pricing supplement and any other document or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related pricing supplement and any other document or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus and any related pricing supplement or any other documents and/or materials relating to the issue of the notes offered hereby or any of their contents.

UK MiFIR product governance / target market – The pricing supplement in respect of any notes may include a legend entitled “UK MiFIR Product Governance” which will outline the target market assessment in respect of the notes and which channels for distribution of the notes are appropriate. Any person subsequently offering, selling or recommending the notes (a “UK distributor”) should take into consideration the target market assessment; however, a UK distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the target market assessment) and determining appropriate distribution channels.

A determination will be made in relation to each issue of notes about whether, for the purpose of the UK MiFIR Product Governance Rules, the agent subscribing for any notes is a manufacturer in respect of such notes, but otherwise none of the agents nor any of their respective affiliates will be a manufacturer for the purpose of the UK MiFIR Product Governance Rules.

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”) on the basis that the solicitation for subscription of the notes falls within the definition of “solicitation to qualified institutional investors” as defined in Article 2, paragraph 3, item 2 (I) of the FIEA and Article 10 of the Ministerial Ordinance Concerning Definitions. Such solicitation shall be subject to the condition that qualified institutional investors (as defined under the FIEA, “QIIs”) who desire to acquire the notes shall be made aware that they shall not transfer the notes to anyone other than to other QIIs.  Any QII who acquires the notes shall be deemed to have agreed to such transfer restriction.

Accordingly, the notes will not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan),  or to, or for the account or benefit of, others for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except in a private placement to QIIs as described above pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

The agent has represented and agreed, and each further agent, dealer and underwriter appointed with respect to any notes will be required to represent and agree, that it will not offer or sell, directly or indirectly, any notes in the Republic of France and will not distribute or cause to be distributed in the Republic of France this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, except to qualified investors (investisseurs qualifiés) as defined in and in accordance with Articles L.411-2 and D.411-1 of the French Code Monétaire et Financier.

The contents of this prospectus supplement have not been reviewed or approved by any regulatory authority in Hong Kong.  This prospectus supplement does not constitute an offer or invitation to the public in Hong Kong to acquire notes.  No notes have been offered or sold or will be offered or sold, in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No document, invitation or advertisement relating to the notes has been or will be issued or has been or will be in the possession of any person for the purposes of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder. The offer of the notes is personal to the person to whom this prospectus supplement has been delivered by or on behalf of Morgan Stanley, and a subscription for notes will only be accepted from such person.  No person to whom a copy of this prospectus supplement is issued may copy, issue or distribute this prospectus supplement to any other person.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about the contents of this prospectus supplement, you should obtain independent professional advice.

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the notes will be offered in Singapore primarily pursuant to exemptions under Sections 274 and 275 of the SFA.  Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any notes may not be circulated or distributed, nor may any notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA (an “Institutional Investor”)) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA (an “Accredited Investor”)) or other relevant person (as defined in Section 275(2) of the SFA (a “Relevant Person”)) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(i)  a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(ii)  a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except:

(A)  to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

(B)  where no consideration is or will be given for the transfer;

(C)  where the transfer is by operation of law; or

(D)  as specified in Section 276(7) of the SFA.

The agent has represented and agreed, and each further agent, dealer and underwriter appointed under this program will be required to represent and agree, that, subject to the paragraph immediately below:

(i)  the notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and will not be admitted to trading on a trading venue (exchange or multilateral trading facility) in Switzerland;

(ii)  neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to any notes (x) constitutes a prospectus compliant with the requirements of articles 652a and 1156 of the Swiss Code of Obligations (as such articles were in effect immediately prior to the entry into effect of the FinSA) in accordance with article 109 of the Swiss Financial Services Ordinance (“FinSO”) or pursuant to articles

35 and 45 of the FinSA for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland or (y) has been or will be filed with or approved by a Swiss review body (Prüfstelle) pursuant to article 52 of the FinSA; and

(iii)  neither this prospectus supplement nor the accompanying prospectus nor other offering or marketing material relating to any notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notwithstanding the paragraph immediately above, in respect of any issuance of notes, the issuer of notes, the agent and the relevant dealer(s) and underwriter(s) may agree that (x) such notes may be publicly offered in Switzerland within the meaning of the FinSA and/or (y) an application will be made by (or on behalf of) the issuer to admit such notes to trading on a trading venue (exchange or multilateral trading facility) in Switzerland, provided that:

(i)  the issuer is able to rely, and is relying, on an exemption from the requirement to prepare and publish a prospectus under the FinSA in connection with such public offer and/or application for admission to trading;

(ii)  in the case of any such public offer, the relevant agent, dealer(s) and underwriter(s) have agreed to comply with any restrictions applicable to the offer and sale of such notes that must be complied with in order for the issuer to rely on such exemption; and

(iii)  the applicable pricing supplement will specify that such notes may be publicly offered in Switzerland within the meaning of the FinSA and/or the trading venue in Switzerland to which an application will be made by (or on behalf of) the issuer to admit such notes to trading thereon.

The agent has represented and agreed, and each further agent, dealer and underwriter appointed under this program will be required to represent and agree, that,

(i)  no key information document (Basisinformationsblatt) pursuant to article 58 (1) of the FinSA (or any equivalent document under the FinSA) has been or will be prepared in relation to any notes; and

(ii)  therefore, any notes with a derivative character within the meaning of article 86 (2) of the FinSO may not be offered or recommended to private clients within the meaning of the FinSA in Switzerland.

The agent has represented and agreed, and each further agent, dealer and underwriter appointed with respect to any notes will be required to represent and agree, that it will not offer or sell, directly or indirectly, any notes in the Republic of Chile and will not distribute or cause to be distributed in the Republic of Chile this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, except to “qualified investors” and subject to Norma de Carácter General No. 336 (“NCG 336”) of June 27, 2012 issued by the Financial Market Commission of Chile (“CMF”).

The CMF nor any other regulatory authority in the Republic of Chile has reviewed or approved the contents of this prospectus supplement.  This prospectus supplement does not constitute an offer or invitation to the public in Chile to acquire notes.

According to NCG 336, on or before making any offer of the notes in Chile, the person making the offer shall include in all offering materials the following cautionary language in English and in Spanish:

“IMPORTANT INFORMATION FOR INVESTORS RESIDENT IN CHILE: (1) The offering of the notes will commence in Chile on [dd/mm/yyyy]; (2) the offering will be subject to Norma de Carácter General N° 336 of the CMF; (3) the offered notes are not and will not be registered in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the CMF and will therefore not be subject to the supervision of the CMF; (4) the offered notes are not registered in Chile and the issuer thereof is not required to disclose information to the public in Chile about its notes; and (5) the offered notes cannot and will not be publicly offered in Chile unless and until the offered notes are registered in the corresponding securities registry of the CMF.

INFORMACIÓN IMPORTANTE PARA INVERSIONISTAS RESIDENTES EN CHILE: (1) La oferta de los valores comenzará en Chile el día [dd/mm/aaaa]; (2) la oferta se acogerá a la Norma de Carácter General N° 336 de la CMF; (3) los valores no están ni estarán inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta; (4) Por tratarse de valores no inscritos, no existe obligación por parte del emisor de entregar en Chile información pública respecto de estos valores, y (5) Los valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.”

Pursuant to NCG 336, the notes may be privately offered to certain “qualified investors” as such are defined in NCG 336 and further described in Rules No. 216 of June 12, 2008 and 410 of July 27, 2016 of the CMF. The person making the offer in Chile should consult with local counsel about these definitions.

The notes have not been, and will not be, issued, placed, distributed, offered or negotiated in the Brazilian capital markets. The issuance of the notes has not been nor will the notes be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM. Any public offering or distribution, as defined under Brazilian laws and regulations, of the notes in Brazil is not permitted without such registration or an express exemption or registration with the CVM pursuant to Brazilian laws and regulations. Documents relating to the offering of the notes, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the notes is not a public offering of securities in Brazil), nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil. This prospectus supplement is not addressed to Brazilian residents and it should not be forwarded or distributed to, nor read or consulted by, acted on or relied upon by Brazilian residents. Any investment to which this prospectus supplement relates is available only to non-Brazilian residents and will only be made by non- Brazilian residents. If you are a Brazilian resident and received this prospectus supplement, please destroy it along with any copies.

The notes have not been and will not be registered with the National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores; the “CNBV”) and, therefore, may not be offered or sold publicly in Mexico, except that the notes may be sold to Mexican institutional and accredited investors solely pursuant to the private placement exemption set forth in the Mexican Securities Market Law (Ley del Mercado de Valores). This prospectus supplement is solely our responsibility and has not been reviewed or authorized by the CNBV. The acquisition of the notes by an investor who is a resident of Mexico will be made under its own responsibility.

Legal Matters

The validity of the notes will be passed upon for Morgan Stanley by Davis Polk & Wardwell LLP or other counsel who is satisfactory to the agent and who may be an officer of Morgan Stanley.  Sidley Austin LLP will pass upon some legal matters relating to the notes for the agent.  Sidley Austin LLP has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters.

PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY		REGISTERED OFFICE OF THE COMPANY IN DELAWARE
1585 Broadway New York, New York 10036 U.S.A.		The Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801 U.S.A.
TRUSTEE
The Bank of New York Mellon 240 Greenwich Street New York, New York 10286 U.S.A.
PRINCIPAL PAYING AGENT, EXCHANGE AGENT AND TRANSFER AGENT FOR REGISTERED NOTES The Bank of New York Mellon, London Branch 160 Queen Victoria Street London EC4V 4LA U.K.
OTHER PAYING AGENT AND TRANSFER AGENT FOR REGISTERED NOTES The Bank of New York Mellon 240 Greenwich Street New York, New York 10286 U.S.A.
LEGAL ADVISORS TO THE COMPANY	LEGAL ADVISORS TO THE AGENTS
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 U.S.A.	Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 U.S.A.
LEGAL ADVISORS AS TO ENGLISH LAW
Clifford Chance Limited Liability Partnership 10 Upper Bank Street London E14 5JJ U.K.
AUTHORIZED ADVISOR
Morgan Stanley & Co. International plc 25 Cabot Square Canary Wharf London E14 4QA U.K.
AUDITORS OF THE COMPANY
Deloitte & Touche llp 30 Rockefeller Plaza New York, New York 10112 U.S.A.